EXHIBIT 4.4

UNITED SECURITY BANCSHARES
RESTRICTED STOCK UNIT AWARD AGREEMENT
2015 EQUITY INCENTIVE AWARD PLAN

Participant	Award Date	Total Restricted Stock Units Granted	Entitlement to Dividend Equivalent Rights
[ ] Yes [ ] No

Type of Award:    [ ] Time Based        [ ] Performance Based

THIS AWARD AGREEMENT (this “Award Agreement”), dated as of the Award Date specified above, is entered into by and between United Security Bancshares (the “Company”) and the Participant specified above, pursuant to the United Security Bancshares 2015 Equity Incentive Award Plan as in effect and as amended from time to time (“Plan”) with reference to the following:

WHEREAS, pursuant to the Plan the Board of Directors or its delegated Compensation Committee it has been determined that it would be in the best interests of the Company to grant the Restricted Stock Units provided herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.    Incorporation By Reference; Plan Document Receipt. This Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

2.    Grant of Restricted Stock Units. The Company hereby grants to the Participant, as of the Award Date specified above, the number of Restricted Stock Units specified above. Participant acknowledges that this Restricted Stock Unit Award shall be evidenced by a bookkeeping entry on the Company’s books and records, that no funds shall be set aside or earmarked to reflect this Award, and that Participant shall have no rights as a shareholder with respect to the shares of the Company’s Common Stock underlying this Award. Except as otherwise provided by Section 11.2(b) of the Plan, the Participant agrees and understands that nothing contained in this Award Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

3.    Vesting.

3.1    If this is a Time-Based Award, the Restricted Stock Units subject to this Award Agreement shall become fully vested and the Company shall issue one (1) share of its Common Stock for each Restricted Stock Unit on the Vesting Dates presented below, provided:

a.
    if, on the Award Date, the Participant is an employee of the Company and/or one of its Subsidiaries, the Participant is employed on the Vesting Date, as presented below, by the Company and/or one of its Subsidiaries, or

b.
    if, on the Award Date, the Participant is a director of the Company and/or one of its Subsidiaries, the Participant is serving as a director on the Vesting Date, as presented below, of the Company and/or one of its Subsidiaries.

Vesting Date	Number of Restricted Stock Units

TOTAL

3.2    If this is a Performance-Based Award, the Restricted Stock Units subject to this Award Agreement shall become fully vested and the Company shall issue one (1) share of its Common Stock for each Restricted Stock Unit on the Vesting Dates presented below, provided:

a.
    if, on the Award Date, the Participant is an employee of the Company and/or one of its Subsidiaries, the Participant is employed on the Vesting Date, as presented below, by the Company and/or one of its Subsidiaries, or

b.
    if, on the Award Date, the Participant is a director of the Company and/or one of its Subsidiaries, the Participant is serving as a director on the Vesting Date, as presented below, of the Company and/or one of its Subsidiaries;

AND

the Performance Criteria specified below are achieved.

[Insert Performance Criteria]
3.3    If the Participant’s employment with or director service to the Company and/or its Subsidiaries, as applicable, terminates for any reason other than a Change in Control prior to the vesting of all or any portion of the Restricted Stock Units awarded under this Award Agreement, such Restricted Stock Units shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary, or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock Units.

3.4    If the Participant's employer ceases to be a Subsidiary of the Company, that event shall be deemed to constitute a termination of employment under Section 3.3 above.

4.    Non-transferability. Restricted Stock Unit Awards, and any rights and interests with respect thereto, issued under this Award Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned, or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any such Restricted Stock Units, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered, or otherwise hypothecated in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment, or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber, or otherwise dispose of or hypothecate in any way any of the Restricted Stock Units, or the levy of any execution, attachment, or similar legal process upon the Restricted Stock Units, contrary to the terms and provisions of this Award Agreement and/or the Plan shall be null and void and without legal force or effect.

5.    Entire Agreement; Amendment. This Award Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Award Agreement may only be modified or amended by a writing signed by both the Company and the Participant.

6.    Notices. Any notice which may be required or permitted under this Award Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

6.1    If such notice is to the Company, to the attention of the Chief Financial Officer, United Security Bancshares, 2126 Inyo Street, Fresno, CA 93721, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

6.2    If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

7.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws thereof. The issuance of the Common Stock pursuant to this Award Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Common Stock pursuant to this Award Agreement if such issuance would violate any such requirements.

8.    Binding Agreement; Assignment. This Award Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.

9.    Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

10.    Headings. The titles and headings of the various sections of this Award Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Award Agreement.

11.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Award Agreement and the Plan and the consummation of the transactions contemplated hereunder.

12.    Severability. The invalidity or unenforceability of any provisions of this Award Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Award Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Award Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

1.Reorganization. Upon a reorganization or other event set forth in Section 11.2(a) of the Plan, the acceleration of vesting of this Award Agreement shall be subject to the Committee’s discretion, as set forth in Section 11.2(a).

2.Employment. This Award Agreement shall not obligate the Company or a Subsidiary to employ Participant for any period, nor shall it interfere in any way with the right of the Company or a Subsidiary to increase or reduce Participant's compensation.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his/her hand, all as of the Award Date specified above.

UNITED SECURITY BANCSHARES	PARTICIPANT

_______________________________ Name: _________________________	______________________________ Signature
Title: _________________________

ACKNOWLEDGEMENT:

I hereby acknowledge receipt of a copy of this Award Agreement as well as a copy of the 2015 Equity Incentive Award Plan.

PARTICIPANT

__________________________________
Signature